Exhibit 10.63

SERVICE AGREEMENT

This agreement entered into by DVS KOREA CORPORATION, hereinafter referred to as the "COMPANY," and Dong IL, hereinafter referred to as the "CONTRACTOR", pursuant to the following Clauses:

In consideration of the covenants and conditions hereinafter set forth, Company and Contractor agree as follows:

CLAUSES

I. SERVICES

The CONTRACTOR covenants and agrees to contract, exclusively with the COMPANY, for the service and/or manufacture of electronic components and related works. The CONTRACTOR guarantees that the service and/or manufacture of such products shall be carried out in strict compliance with instructions and specifications of the COMPANY. Such products shall under no circumstances be sold to the third party by the CONTRACTOR.

II. SERVICE ORDER

  The CONTRACTOR shall assemble or manufacture of Computer accessories and/or DVD ROM Driver and Loader, hereinafter referred to as the "PRODUCTS," by utilizing its own equipment and machinery. The raw materials shall be provided by the COMPANY and are to be used exclusively in and for the works that is to be carried by the CONTRACTOR for the COMPANY. The COMPANY shall notify the CONTRACTOR, whenever possible, of its expected schedule of the PRODUCT, specification, price, delivery, quantity, payment terms, and others, which hereinafter referred to as the "SERVICE ORDER." The SERVICE ORDER shall become a binding individual contact after five (5) working days from the notice or the date of an acceptance notice by the CONTRACTOR, whichever is earlier.
  If the SERVICE ORDER can not specify the delivery dates due to the various production schedules, the COMPANY shall issue an individual delivery schedule notice to the CONTRACTOR who shall later accept the notice for the SERVICE ORDER to become a binding contract.

III. PAYMENT FOR SERVICES

  The COMPANY agrees to pay to the CONTRACTOR for the works done or to be done the service fees stipulated in the individual SERVICE ORDER, which are usually determined in advance, based on the cost estimation or standard costs presented by the CONTRACTOR.
  The COMPANY shall bear the corresponding shipping charges, freight cartage and insurance to such places and destinations as the COMPANY may determine, which shall be included in the service fee stated foregoing.

IV. DELIVERY OF RAW MATERIALS, TOOL, AND SPARE PARTS

  The CONTRACTOR may assemble or manufacture the PRODUCT with raw materials, tools, and spare parts which have been provided or with henceforth shall be provided by the COMPANY in accordance with the SERVICE ORDER.
  The CONTRACTOR shall verify the quantity, defect, and/or any deficiencies upon receiving such materials and parts without delay and shall notify the COMPANY of the receipt in writing.
  The CONTRACTOR shall account for those materials and parts as the exclusive property of the COMPANY in all its accounting purpose.
  The CONTRACTOR may not under any circumstances or for any reason sell, or in any other manner dispose of, any of such materials and parts other than the purpose indicated in this agreement and/ or SERVICE ORDER.
  The CONTRACTOR should return or dispose the remaining inventory of such materials and parts upon consummation of the service in strict compliance with instructions of the COMPANY.
  The CONTRACTOR shall be assured that such materials and parts be maintained with due cares at all time and be ultimately responsible for in any manner deficiencies, theft, or losses during in its possession. Such materials and parts shall be immediately returned to the COMPANY whenever requested for any reason.
  The CONTACTOR shall immediately notify the COMPANY of any possibility or occurrences that may influence on the ownership or such materials and parts in the events of bankruptcy, claims, demands, labor dispute, and/or any and all similar actions. The CONTRACTOR, at the same time and by all means, shall separate such materials and parts owned by the COMPANY from its own to be harmless by such actions.
  The CONTRACTOR may manufacture or acquire tools and spare parts at its expenses when agreed by the COMPANY. Such expenses may be reimbursed by adjusting the service fee within a certain period of time. The ownership of such tools and spare parts shall be transferred to the COMPANY to the extent of costs or expenses reimbursed. Such tools and spare parts shall not be in any manner used for purpose other than carrying out this agreement.

V. INSURANCE

  The CONTRACTOR shall at all times during this agreement, at its expenses, keep in full force and effect the property insurance to cover the maximum carrying amount of property of the Company's property in its possession.
  Such insurance policy shall name the COMPANY as loss payees.

VI. ASSEMBLY LOSS

  The parties shall mutually agree the normal material loss to be incurred in performing the work hereby contracted after the first 3 month of contract period. The material losses have been incurred before such an agreement shall be subject to the separate negotiation.
  The CONTRACTOR shall be responsible for the excessive losses than agreed hereinabove.

VII. DELIVERY AND INSPECTION

  The CONTRACTOR shall deliver products covered by this agreement and SERVICE ORDER to such places and destinations as the COMPANY may determine, along with commercial invoices, the certificate of inspection, and/or other documents required by the COMPANY.
  In the event of delay on delivery, the CONTRACTOR shall pay to the COMPANY a late charge equal to .3% (3/1,000) per day of the individual SERVICE ORDER amount plus, but not limited to, the material costs and other incidental costs.
  The COMPANY shall issue a receipt upon receiving the products and shall subsequently conduct inspections in accordance with the quality assurance agreement herein attached. The SERVICE ORDER shall be consummated at the time the COMPANY notify the CONTRACTOR of the passing result of the inspection, not the time of delivery.
  The product failed by the quality test or inspection shall be treated in accordance with the quality assurance agreement herein attached.

VIII. PAYMENT TERM

  The COMPANY shall, in the absence of separate agreement, pay to the CONTRACTOR for the products passed on the inspection or test hereinabove referred to at least once a month in a regular basis within 60 days from the delivery of the contracted products.
  The COMPANY may offset the payment with any receivables that have been incurred in relation to the material purchases in lieu of the CONTRACTOR

IX. QUALITY ASSURANCE AND INSPECTION

  The quality assurance agreement herein attached shall govern all inspection or test contemplated in this agreement.
  The CONTRACTOR shall attach work flow charts and all other quality control documents to the quality assurance agreement.

X. AFTER SERVICE

The COMPANY may request the CONTRACTOR for a separate after service agreement at all times at its sole discretion. The CONTRACTOR must comply in the event of such a request.

XI. ENVIRONMENTAL LAWS

  The CONTRACTOR shall not violate any environmental laws or regulations in performing the work herein contracted.
  The CONTRACTOR shall not use or cause any hazardous materials, air pollution, and/or contamination in performing the work and in the course of delivery. The CONTRACTOR shall also strictly adhere to all governing environmental laws and regulations in all aspects of service.

XII. REMEDY ON DEFACTS

The CONTRACTOR shall be responsible for any direct and actual damages or detriments to the COMPANY that have been incurred or to be incurred by its failure to maintain quality assurance, notwithstanding the defects or problems were found even after inspection with passing results, in accordance with the quality assurance agreement herein attached.

XIII. INFRINGEMENT ON INTELLECTUAL PROPERTIES

  The CONTRACTOR shall not at any time or in any manner use the intellectual properties owned by the COMPANY, including, but not limited to, patents, copy rights, ideas, trade marks and/or other property rights, other than the purpose of executing this agreement.
  The CONTRACTOR shall not infringe any intellectual properties held by any third party in the performance of service under this agreement.
  The CONTRACTOR shall immediately notify the COMPANY of any possibility or actual events that indicate the dispute in infringement of the intellectual properties held by the third parties. In the event of such disputes, the CONTRACTOR shall defend at its own risk and expenses. The CONTRACTOR shall also indemnify and hold the COMPANY harmless from all claims, losses, and expenses. Nonetheless, in the event that such disputes are related with the intellectual properties owned by the COMPANY, the CONTRACTOR shall fully cooperate with the COMPANY in all aspects of legal proceedings and/or arbitration process.
  The CONTRACTOR shall, if any, be responsible for the direct and actual damages to the COMPANY that are caused by such disputes aforementioned on 1, 2, and 3.

XIV. CONFIDENTIALITY

The parties recognize and acknowledge that any confidential information, including drawings, processes, and other business secrets of every kind and character, of the other party that was obtained in the course of business shall not be disclosed, divulged, or communicated to the third parties without a written approval or permission, during and/or following the execution of this agreement.

XV. ASSISTANCE AND COOPERATION

The COMPANY may provide the CONTRACTOR with assistance and advice in management, technologies, know-how, production management, and quality control whenever deemed necessary. The COMPANY may visit at any time the Contractor's facility for the supervision of all scopes of requirement. The CONTRACTOR shall fully cooperate with the COMPANY whenever requested.

XVI. REPORTING REQUIREMENT AND COOPERATION

  The COMPANY may request the CONTRACTOR for the reports on production, management, and quality and inventory control, whenever deemed necessary, to the extent of the performance of service under this agreement. The COMPANY may also inspect on the operation of the Contractor's facility, including scheduling of production, the establishment and maintenance of production, quality and inventory control at all times at its discretion.
  The CONTRACTOR shall fully cooperate with the COMPANY without limitation whenever requested for such reports.

XVII. PROHIBITION OF SUBCONTRACT OR ASSIGNMENT

  The CONTRACTOR shall not enter into a subcontract or an assignment contract with the third parties for the products and the service herewith this agreement without a written form of approval by the COMPANY. The CONTRACTOR shall also not transfer or entrust any receivables or payables associated with this agreement to the third parties or provide the third parties with such receivables as any form of collateral, without a written consent by the COMPANY.
  In the event that such a subcontract is to be made with the Company's consent, the CONTRACTOR shall be jointly responsible for any obligation that the third party subcontractor be assumed to the COMPANY.

XVIII. RESTRICTION ON OTHER ACTIVITIES

Without a written consent by the COMPANY, the CONTRACTOR shall not assemble or manufacture the products with the Company's specification in excess of the quantity in SERVICE ORDER and shall under no circumstances use, sell, or export such products and defect products to the third parties. The CONTRACTOR shall also not let the third parties do such activities on purpose.

IXX. TERM

This agreement shall commence upon signing by both parties and shall expire on______ . The term shall be automatically extended by a full year in the absence of the termination notice by any parties on or before three (3) month prior to the expiration date set forth above. Nonetheless, the maximum of two (2) automatic extensions shall be granted and this agreement shall be terminated thereafter.

XX. TERMINATION

  A party may terminate in part of or whole agreement herein without further obligation in the case that one or more of the followings have been occurred or could be occurred to the other contracting party.
    The other party does not provide any remedy for breach or threatened breach of any covenant of this agreement within thirty (30) days from the date of remedy request by the party noticed of such a breach.
    A party reasonably assure that the other party is no longer able to carry out this agreement due to bankruptcy, substantial demands or legal disputes, foreclosures, and any other similar proceedings against the other party
    The other party initiates a liquidation process, sells its substantial portion of properties or business, and/or merges into the third party.
  Any party with the events or incidents set forth above, either directly or indirectly, shall immediately notify the other party of the possible cause in the termination of this agreement.
  Any party that has been terminated, either in part or whole, in accordance with the above sub-clause 1, shall immediately pay off any remaining indebtedness to the other party, regardless of payment term.
  In the event of termination hereby enforced with this clause, either in part or whole, the CONTRACTOR shall immediately return all materials, tools, and spare parts, which have been provided in accordance with the aforementioned clause IV, to the COMPANY.

XXI. REPARATION FOR DAMAGES

A party that causes in any damages, either actual or constructive, by failing to substantially perform any covenant, term or condition of this agreement shall compensate all direct and actual damages to the other party.

XXII. INDEMNITY

The CONTRACTOR agrees to indemnify, defend, and hold the COMPANY harmless for any and all action, cause of action, claims, demands, cost, liabilities, expenses and damages, including attorney's fees, arising out of, or in connection with the product assembled or manufactured by the CONTRACTOR and/or injury, death, or property damage in the course of executing this agreement. Nonetheless, the CONTRACTOR shall not be obligated to indemnify the COMPANY in the event that such damages have been incurred due to the substantial or willful default by the COMPANY.

XXIII. REPORTING REQUIREMENT

The CONTRACTOR shall provide the COMPANY with the following reports at the time of this agreement and at any time requested by the COMPANY.

  A copy of business facts with the form provided by the COMPANY.
  Two copies of the structure of quality assurance program.
  A copy of Financial Statements.
  A copy of the tax clearance certificate.
  A copy of the articles of incorporation.
  A copy of business license.
  A copy of registered corporate seal.
  Any other documents the COMPANY requests.

XXIV. MISCELLANEOUS

  The CONTRACTOR covenants and agrees to comply with all existing laws and regulations, including Labor laws, in the execution of this agreement.
  The parties agree that this agreement is to be construed under the law of Republic of Korea, and no changes will be valid except when made in writing by both parties.
  Any controversy, claim or dispute arising out of or relating to this agreement or the relationship, either during the existence f the relationship or afterwards, between the parties hereto shall be litigated solely in the municipal court in the Company's legal domicile.

HAVING READ THE ABOVE AGREEMENT, the parties accepted, ratified and signed it on January 4, 2001.

"THE COMPANY" DVS KOREA CORPORATION Mr. Byung Hun Lee President	"THE CONTRACTOR" Dong IL Ms. Young Ja Lee President